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                                                                    EXHIBIT (99)
                       BANCFLORIDA FINANCIAL CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
    The undersigned holder of shares of common stock or convertible preferred stock of BancFlorida Financial Corporation ("BFL") hereby constitutes and appoints Gerard A. McHale, Jr, and Ronnie C. May, or either of them, the true and lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to act and vote as specified below, all of the shares of BFL common stock or convertible preferred stock held
of record by the undersigned on       , 1994, at the Special Meeting of
Stockholders of BFL to be held on                , 1994, at     a.m., Naples
time, at BFL's headquarters, 5801 Pelican Bay Boulevard, Naples, Florida, and at any adjournment or adjourments thereof:
    1. FOR [ ]                  AGAINST [ ]                 ABSTAIN [ ]
       Approval of an Agreement and Plan of Mergers, dated as of January 17, 1994 (the "Merger Agreement"), among BFL, BancFlorida, a Federal Savings Bank ("BFL Bank"), First Union Corporation ("FUNC") First Union Corporation of Florida ("FUNC-FL") and First Union National Bank of Florida ("FUNB-FL"), pursuant to which (i) BFL would merge with and into FUNC-FL (the "Corporate Merger") and BFL Bank would merge with and into FUNB-FL, (ii) each outstanding share of BFL common stock (excluding any shares held by BFL or FUNC) would be converted into the right to receive a number of shares of FUNC common stock, equal to (a) 0.669 shares if the average closing price of FUNC common stock on the New York Stock Exchange for the ten trading days immediately prior to the effective date of the Corporate Merger is greater than $41.874 and less than $44.876, (b) the result obtained by dividing $28.00 by such price if such price is $41.874 or less, or (c) the result obtained by dividing $30.00 by such price if such price is $44.876 or greater, (the "Exchange Ratio"), and (iii) each outstanding share of BFL convertible preferred stock would be converted into the right to receive a number of shares of FUNC common stock equal to the product of (x) the Exchange Ratio, and (y) the number of shares of BFL common stock into which a share of BFL convertible preferred stock is convertible as of the effective date of the Corporate Merger, all on and subject to the terms and conditions contained therein.
                  (CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)

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    2. In their discretion, to act and vote upon such other business as may come before the meeting or any adjournment or adjournments thereof.
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO
SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 SET FORTH ABOVE.
    The undersigned hereby acknowledges receipt of the combined Notice of
Special Meeting of Stockholders and Prospectus/Proxy Statement that accompanied this Proxy and ratifies all lawful action taken by the above-named attorneys and proxies.
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Date:                             ,      (SEAL)
1994
                                         (SEAL)
                                         NOTE: Signatures(s) should agree with name(s) on BFL stock certificate(s). Executors, administrators, trustees and
                                         other fiduciaries, and persons signing on behalf of
                                         corporations or partnerships, should so indicate when
                                         signing.
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